EXHIBIT 99.1

Enochian BioSciences Board Learns of Arrest of Co-Founder and Inventor and Expresses Strong Confidence in the Promising Future of the Company

-	The Board learned of the Arrest of Dr. Serhat Gumrukçu after the Press Release by the Department of Justice on May 25, 2022;

-	The Board has verified that the incident leading to the arrest occurred prior to the merger which created the Enochian of today, and is completely unrelated to the Company;

-	The Board reviewed the important scientific discoveries of the inventor, the Company’s rights with regards to those discoveries – that will not change, the fact that Dr. Serhat Gumrukçu has had no formal role in the Company, and the strong management and scientific team and collaborations with leaders in the field that has been built;

-	Therefore, the Board strongly affirms its confidence in the Company’s promising future;

-	The Board announces the appointment of Greg Alton, former interim CEO and General Counsel of Gilead Sciences, as Lead Independent Board member.

Los Angeles, May 25, 2022 (NASDAQ: ENOB). The Board of Directors of Enochian BioSciences Inc. met today and expressed unanimous and strong affirmation of the current position of the Company, the Management and the promising advancement of the Research and Development pipeline.

The strong affirmation of the Company by the Board follows the unexpected and shocking press release by the Department of Justice that Dr. Serhat Gumrukçu, an inventor and co-founder of the Company, has been arrested and charged with serious crimes (link to release) that are reported to have occurred prior to the merger which created the Company of today. The Board reviewed what is known and concluded without reservation that there is no link between the criminal charges and any actions of the Company.

“Enochian BioSciences holds the exclusive rights to innovative, and potentially transformative, technology,” said Gregg Alton, the Lead Independent Board Member and former Interim CEO and General Counsel of Gilead Sciences. “The Company’s Management team, the entire staff and the strategic collaborations with leaders in the field to perform pivotal experiments, develop products and, potentially to conduct clinical trials, provides the foundation that is required for a promising future.”

Dr. Mark Dybul, Enochian’s CEO, former head of the US President’s Emergency Plan for AIDS Relief and the Global Fund to Fight HIV, Tuberculosis and Malaria, said, “The profound potential of the scientific ideas, and the promising pre-clinical and in certain cases clinical data have not changed. We are fully committed to advancing, and in fact, accelerating, the development of potential commercial products that could potenially save and lift-up many millions of lives. The personal life of the inventor and co-founder does not alter those fundamental facts. Indeed, there has never been a formal role for Dr. Gumrukçu in the Company and his remaining informal role as a scientific advisor has concluded. We look forward to the work ahead.”

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Forward looking statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of Enochian BioSciences’ pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioScience’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.